Exhibit 21

            SUBSIDIARIES OF THE REGISTRANT


                                     STATE OR OTHER JURISDICTION OF
            NAME                      INCORPORATION OR ORGANIZATION

   1.  ClassroomDirect.com, LLC                Delaware
   2.  Sax Arts and Crafts,Inc.                Delaware
   3.  Childcraft Education Corp.              New York
   4.  Bird-in-Hand Woodworks, Inc.            New Jersey
   5.  Don Gresswell, Ltd.                  United Kingdom
   6.  Sportime Acquisition, Inc.              Delaware
   7.  Sportime LLC                            Delaware
   8.  SSI Acquisition Subsidiary, Inc.        Delaware